                                                                    EXHIBIT 99.7

CONTACT:     Robert S. Raley, Jr.                          TFC ENTERPRISES, INC.
             804-858-4054                                           NEWS RELEASE

*FOR IMMEDIATE RELEASE*

TFC ENTERPRISES REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 1996

    NORFOLK, VA, August 14, 1996 /PRNewswire/ -- TFC Enterprises, Inc. (NASDAQ:
TFCE) today reported a second quarter 1996 net loss of $(.4) million, or $(.03) per common share. This compares to net income of $2.0 million, or $.17 per common share, in the second quarter of 1995. Net income for the first six months of 1996 was $.4 million, or $.03 per common share, compared to $3.8 million, or $.33 per common share, in the first six months of 1995.

     Gross contracts purchased or originated totaled $29.4 million in the second quarter of 1996, or 67% below the $89.6 million purchased in the second quarter of 1995. For the first six months of 1996, gross contracts purchased or originated totaled $55.3 million, or 66% below the $163.1 million purchased during the first half of last year. The decrease in gross contract purchases in the second quarter and first six months of 1996, relative to the comparable periods in 1995, was primarily attributable to a significant reduction in point of sale purchases resulting from adjustments to the Company's credit and pricing guidelines in late 1995, and to increased competition from other lenders. The adjustments to the Company's credit and pricing guidelines were directed toward reducing the rate of future charge-offs and delinquencies.

     Net interest revenue for the second quarter of 1996 totaled $6.8 million, a decrease of 25% compared with $9.1 million in the second quarter of 1995. The decrease was attributable to a reduction in interest earning assets and a decrease in the net interest margin. For the first half of 1996, net interest revenue


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was $15.0 million, down 11% from $16.9 million in the first six months of 1995.
The decrease was attributable to a decrease in the net interest margin offset, in part, by an increase in interest earning assets.

     Average interest earning assets for the second quarter of 1996 were $189.8 million, a decrease of 7% compared to the second quarter 1995 level of $204.9 million. For the first six months of 1996, average interest earning assets were $203.1 million, up 5% from $193.9 million in the first half of 1995.

     The net interest margin was 14.4% in the second quarter of 1996, compared to 17.8% in the second quarter of 1995. For the first half of 1996, the net interest margin was 14.8%, compared to 17.4% in the first half of 1995. The decreases were attributable to a reduction in the yield on interest earning assets and an increase in the cost of interest bearing liabilities.

     The yield on interest earning assets was 21.6% in the second quarter of 1996 and 21.9% in the first half of 1996. This compares to 23.5% and 23.1% in the second quarter and first six months of 1995, respectively. The decreases were primarily attributable to reductions in the amount of contract purchase discount accreted to interest revenue as a yield enhancement. Contract purchase discount accreted to interest revenue totaled $.3 million and $.7 million in the second quarter and first six months of 1996, respectively. This compares to $.9 million and $1.9 million during the comparable periods in 1995.

     The cost of interest bearing liabilities was 9.6% in the second quarter of 1996 and 9.5% in the first six months of 1996. This compares to 8.5% and 8.4%, respectively, in the comparable periods in 1995. The increases were primarily attributable to higher interest rates charged to the Company by its lenders under forbearance agreements.


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         As a result of the Company's net loss in the second quarter of 1996, the Company was not in compliance with certain aspects of forbearance agreements with lenders. The Company is currently in discussions with its lenders to resolve the out-of-compliance situations. Although the Company is not able to predict what the ultimate resolution of the discussions will be, certain of the remedies available to the lenders as a result of the defaults include repricing and/or foreclosure of the loans, which could have a material adverse effect on the Company's business, financial condition and results of operations, as well as its ability to continue as a going concern.

         The Company's credit and forbearance agreements with lenders are discussed in more detail in the TFC Enterprises, Inc., 1995 Annual Report on Form 10-K.

         Operating expense was $6.2 million in the second quarter of 1996 and the second quarter of 1995. Compared to the second quarter of 1995, the second quarter of 1996 primarily reflected higher repossession, occupancy and equipment expense offset by lower salary and benefits expense. For the first six months of 1996, operating expense totaled $12.4 million, an increase of 9% compared to $11.5 million in the first half of 1995. The increase in the first six months of 1996 was primarily attributable to higher repossession, occupancy and equipment expense offset, in part, by lower salary and benefits expense.

         As a percentage of average interest earning assets, operating expense was 13.0% in the second quarter of 1996, compared to 12.1% in the second quarter of 1995. The increase reflected a decrease in average interest earning assets in the second quarter of 1996. For the first six months of 1996, operating expense was 12.3% of average interest earning assets, compared to 11.8% in the first half of 1995. The increase was attributable to higher operating expense offset, in part, by the effect of higher interest earning assets.


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         In June 1996, the Company's Board of Directors approved a proposed restructuring of the Company's senior management. The proposed restructuring, which would not include the Chairman of the Board, would involve the termination of the employment agreements of certain key executives. Termination of the employment agreements would be in exchange for approximately $1.5 million to $1.8 million in combined cash payments and cancellation of certain notes receivable from these executives. The notes receivable are related to 1995 profit sharing amounts owed to the Company. The purpose of the proposed restructuring is to reduce salary expense in the future. The combined base salaries, exclusive of benefits and profit sharing amounts, of the affected executives total approximately $3.8 million over the remaining 3.5 years of the employment agreements through December 31, 1999.

         The proposed restructuring of senior management is contingent on approval by the Company's lenders, certain of which approvals have been obtained. No final agreements have yet been reached with the affected executives. However, it is anticipated that, assuming lender approval, agreements will be reached in the third quarter of 1996.

         In June 1996, the Company and Robert S. Raley, Jr., the Company's Chairman of the Board, agreed to extend the term of his employment agreement through December 31, 2002. In addition, the Board of Directors has agreed to increase Mr. Raley's annual base salary from $50,000 to an annualized rate of $300,000 and has approved a $300,000 personal line of credit, subject to lender approval, for Mr. Raley's use. Although the salary increase will not become a binding part of Mr. Raley's employment agreement, the Board of Directors retained the right to amend Mr. Raley's base salary at any time. In 1996, Mr. Raley will receive the entire $300,000 base salary.

         In August 1996, the Company and Mr. Raley agreed to terminate all of Mr. Raley's rights to the twenty year deferred compensation agreement contained in his employment agreement. Since Mr. Raley


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is considered a "principal shareholder" of the Company, the voluntary termination of his deferred compensation agreement and the resultant elimination of the Company's obligation with respect thereto, aggregating $1.0 million, will be considered an equity contribution in the third quarter of 1996. Deferred compensation expense for the first six months of 1996 totaled $.1 million.

         The benefit from income taxes for the second quarter of 1996 totaled four thousand dollars. This compares with a provision for income taxes in the second quarter of 1995 of $1.3 million. The Company's second quarter 1996 tax benefit reflects the impact of a $.4 million pretax loss offset by $.3 million of nondeductible goodwill amortization and other nondeductible expenses. The provision for income taxes totaled $.7 million in the first six months of 1996. This compares to $2.6 million in the first six months of 1995.

     Provision for credit losses totaled $1.5 million and $2.5 million in the second quarter and first six months of 1996, respectively. Provision for credit losses totaled $.3 million in the second quarter and the first half of 1995. The Company's primary business involves purchasing installment sales contracts at a discount to the remaining principal balance. A portion of the discount is generally held in a nonrefundable dealer reserve against which credit losses are first applied. Additional provisions for credit losses, if necessary, are charged to income in amounts considered by management to be adequate to maintain the combined allowance for credit losses and nonrefundable dealer reserve at an amount considered adequate to absorb future credit losses.

     At June 30, 1996, the combination of the Company's allowance for credit losses and nonrefundable dealer reserve totaled $29.3 million, or 17.0% of gross contract receivables net of unearned interest. This compared to $43.5 million, or 19.7%, at December 31, 1995 and $34.5 million, or 15.6%, at June 30, 1995. In addition, the refundable dealer reserve, which is available to absorb losses relating to contracts purchased from certain dealers,


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totaled $2.1 million at June 30, 1996, compared to $3.3 million at December 31,
1995 and $4.5 million at June 30, 1995.

     Net charge-offs to the allowance for credit losses and nonrefundable dealer reserve were $11.7 million in the second quarter of 1996, representing an annualized rate of 25.8% of average contract receivables net of unearned interest. This compares to $6.1 million, or 11.8%, in the second quarter of 1995. For the first six months of 1996, net charge-offs were $23.4 million, or 24.1% of average gross contract receivables net of unearned interest, compared to $11.9 million, or 12.1%, in the first half of 1995. The increase in net charge-offs in the second quarter and first six months of 1996, relative to the comparable prior year periods, was primarily attributable to higher charge-offs relating to assets purchased prior to 1996. This was offset, in part, by an increase in recoveries. Recoveries increased to $2.3 million in the second quarter of 1996 and $4.2 million in the first half of 1996. This compares to $.7 million in the second quarter of 1995, and $1.4 million in the first six months of 1995.

     Gross contract receivables that were 60 days or more past due totaled $15.9 million, or 7.7% of gross contract receivables at June 30, 1996. This compares to $18.4 million, or 6.8%, at December 31, 1995 and $17.7 million, or 6.5% at June 30, 1995.

     TFC Enterprises, Inc., through its wholly-owned subsidiary, The Finance Company, specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Through First Community Finance, Inc., another wholly-owned subsidiary, TFC Enterprises, Inc., is involved in the direct origination and servicing of small consumer loans. Based in Norfolk, VA, TFC Enterprises, Inc. also has offices in Dallas, TX, Jacksonville, FL, San Diego, CA, and throughout Virginia and North Carolina.

NOTE:  Detailed supplemental information follows.


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TFC ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

                                            6/30/96      12/31/95       6/30/95
(dollars in thousands)
Assets
Cash and cash equivalents                  $ 11,492      $ 12,507      $  2,987
Net contract receivables                    140,021       171,051       177,970
Recoverable income taxes                      3,331         3,904           162
Property and equipment, net                   3,398         2,256         1,926
Goodwill, net                                11,250        11,656        12,063
Other intangible assets, net                  2,457         2,596         2,735
Deferred income taxes                         3,210         6,911         8,406
Other assets                                  3,314         4,265         2,559
                                           --------      --------      --------

 Total assets                              $178,473      $215,146      $208,808
                                           ========      ========      ========

Liabilities and shareholders'
  equity
Liabilities:
Revolving line of credit                   $ 57,378      $ 59,475      $106,421
Term notes                                   34,000        50,000        25,000
Automobile Receivables-
 Backed notes                                29,139        47,252            --
Subordinated notes, net                      13,764        13,732        14,935
Other debt                                       --            --           341
Accounts payable and
  accrued expenses                            4,213         4,146         5,256
Income taxes payable                             --            --         5,050
Refundable dealer reserve                     2,082         3,250         4,525
Other liabilities                             1,106           887           653
                                           --------      --------      --------

 Total liabilities                          141,682       178,742       162,181
                                           --------      --------      --------

Shareholders' equity:
Common stock, $.01 par value,
 40,000,000 shares authorized;
 11,290,308, 11,283,954, and
 11,282,719 shares outstanding
 at 6/30/96, 12/31/95 and
 6/30/95, respectively                           49            49            49
Additional paid-in capital                   54,290        54,279        54,266
Retained deficit                            (17,548)      (17,924)       (7,688)
                                           --------      --------      --------

 Total shareholders' equity                  36,791        36,404        46,627
                                           --------      --------      --------

 Total liabilities and
  shareholders' equity                     $178,473      $215,146      $208,808
                                           ========      ========      ========


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TFC ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                         Three months ended      Six months ended
                                        6/30/96      6/30/95    6/30/96    6/30/95
(in thousands, except per share amounts)
Interest and other
 finance revenue                        $10,233      $12,021    $22,248    $22,350
Interest expense                          3,393        2,921      7,251      5,439
                                        -------      -------    -------    -------

Net interest revenue                      6,840        9,100     14,997     16,911

Provision for
 credit losses                            1,500          250      2,500        250
                                        -------      -------    -------    -------

Net interest revenue
 after provision for
 credit losses                            5,340        8,850     12,497     16,661

Other revenue                               454          608      1,008      1,145

Operating expense:
 Salaries                                 2,998        3,260      6,316      6,343
 Employee benefits                          461          514      1,008      1,034
 Occupancy                                  262          151        482        305
 Equipment                                  358          271        620        494
 Amortization of
  intangible assets                         273          273        546        546
 Other                                    1,810        1,711      3,476      2,730
                                        -------      -------    -------    -------

Total operating
 expense                                  6,162        6,180     12,448     11,452
                                        -------      -------    -------    -------

Income (loss) before
 income taxes                              (368)       3,278      1,057      6,354

Provision for (benefit from)
 income taxes                                (4)       1,327        681      2,579
                                        -------      -------    -------    -------

Net income (loss)                       $  (364)     $ 1,951    $   376    $ 3,775
                                        =======      =======    =======    =======

Net income (loss) per
 common share                           $  (.03)     $   .17    $   .03    $   .33
                                        =======      =======    =======    =======


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TFC ENTERPRISES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

                                         Three months ended      Six months ended
                                        6/30/96      6/30/95     6/30/96   6/30/95
(dollars in thousands)
CONTRACT PURCHASES
 Point of sale                         $ 17,040     $ 72,913    $ 33,065  $129,472
 Portfolio                               12,406       16,656      22,283    33,598
                                       --------     --------    --------  --------
 Total                                   29,446       89,569      55,348   163,070
                                       ========     ========    ========  ========

AVERAGE BALANCES
 Interest earning
  assets                                189,828      204,942     203,119   193,921
 Total assets                           185,918      194,887     196,837   184,816
 Interest bearing
  liabilities                           141,410      137,076     152,258   129,524
 Equity                                  37,250       45,288      37,081    44,401

PERFORMANCE RATIOS
 Return on average
  assets                                     NM         4.00%        .38%     4.08%
 Return on average
  equity                                     NM        17.23        2.03     17.00
 Yield on interest
  earning assets                          21.56%       23.46       21.91     23.05
 Cost of interest
  bearing liabilities                      9.60         8.53        9.52      8.40
 Net interest margin                      14.41        17.76       14.77     17.44
 Operating expense as a
  percentage of average
  interest earning
  assets                                  12.98        12.06       12.26     11.81

 Total net charge-offs
  to average gross
  contract receivables,net
  of unearned interest                    25.81        11.77       24.11     12.14
 60 day delinquencies
  to gross contract
  receivables, period
  end                                      7.74         6.52        7.74      6.52
 Total allowance and
  nonrefundable reserve
  to gross contract
  receivables net of
  unearned interest,
  period end                              17.02        15.60       17.02     15.60

 Equity to assets,
  period end                              20.61        22.33       20.61     22.33

  NM - Not meaningful.


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TFC ENTERPRISES, INC.
CONTRACT RECEIVABLES SUMMARY
(Unaudited)

                                          6/30/96         12/31/95        6/30/95
(dollars in thousands)
Gross contract receivables               $205,098         $271,039       $271,922

Less:

  Unearned interest revenue                33,013           49,878         50,648

  Unearned discount                           663            1,320          2,278

  Unearned commissions                      1,444            2,193          1,831

  Unearned service fees                       131             (210)           249

  Payments in process                          --            2,906          3,562

  Escrow for pending
   acquisitions                               537              419            874

  Allowance for credit losses              17,262           23,046          4,714

  Nonrefundable reserve                    12,027           20,436         29,796
                                         --------         --------       --------

   Net contract receivables              $140,021         $171,051       $177,970
                                         ========         ========       ========